UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 13, 2021

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

1-3672	Ameren Illinois Company (Illinois Corporation) 10 Executive Drive Collinsville, Illinois 62234 (618) 343-8150	37-0211380

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AEE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule
12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).

Emerging Growth Company
Ameren Corporation	☐
Ameren Illinois Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Ameren Corporation	☐
Ameren Illinois Company	☐

ITEM 8.01	Other Events.
On September 13, 2021, Senate Bill 2408 (“SB 2408”) was approved by the Illinois General

Assembly and will be sent to the Illinois governor. This legislation includes, among other things, changes to the regulatory framework applicable to Ameren Illinois’ electric distribution business. If SB 2408 is enacted, the existing performance-based formula ratemaking framework will remain available for establishing and reconciling rates through 2023. If SB 2408 is enacted, Ameren Illinois will have the option to establish new rates based on either (i) a traditional regulatory rate review using a future test year, or (ii) an investment and operating cost plan for a four-year period (a “Multi-Year Plan”), which Ameren
Illinois would submit by January 20, 2023, to the Illinois Commerce Commission (“ICC”) for review and approval.
Under a Multi-Year Plan, the ICC would establish base electric rates to be charged to customers for each delivery year of the four-year period beginning in 2024. The ICC would also determine the allowed return on common equity (“ROE”) to be used in establishing rates based on Ameren Illinois’ forecasted average annual rate base. The ROE would be subject to adjustment during the Multi-Year Plan period based on certain performance metrics that shall include measures relating to delivery system reliability, supplier diversity, affordability of customer delivery service cost, the utility’s customer service performance, timeliness of response to customer requests for interconnection of distributed energy resources, and reductions in peak load due to demand response programs. SB 2408 provides for symmetrical performance-based ROE incentives and penalties in a range of 20 to 60 basis points in the aggregate. The revenue requirement for a particular calendar year would reflect Ameren Illinois’ actual capital structure for such year, with an equity ratio of up to 50% being deemed prudent and reasonable and a higher equity ratio requiring specific ICC approval.
Annual rate adjustments would be permitted under a Multi-Year Plan to reflect the actual annual revenue requirement based on Ameren Illinois’
year-end
rate base. The actual annual revenue requirement approved in an annual rate adjustment may not exceed 105% of the revenue requirement for the annual period approved by the ICC in the Multi-Year Plan (the
“True-up
Cap”). Subject to ICC prudence review, annual reconciliations would be recovered from or refunded to customers within 24 months of the applicable annual period. Certain variations from forecasted costs are excluded from the
True-up
Cap, including those associated with major storms, new business and facility relocations, changes in the timing of expenditures or investments that move the expenditure or investment into or out of the applicable calendar year, changes in interest rates, taxes (including income taxes and taxes other than income taxes), pension or other post-retirement benefits costs, and amortization of certain regulatory assets. The
True-up
Cap also excludes costs recovered through riders without a traditional ratemaking proceeding, such as purchased power, transmission and bad debt costs. As with the existing formula ratemaking framework, electric distribution revenues would continue to be decoupled from sales volumes under a Multi-Year Plan.
If Ameren Illinois elects to file a Multi-Year Plan, SB 2408 permits the phase-in
of any initial rate increase with at least 50% of the first year’s approved rate increase reflected in the first year, with the remaining portion deferred as a regulatory asset and recovered in rates over a period not to exceed 24 months beginning within 12 months after the second year’s rates are effective. Ameren Illinois recognizes revenues when amounts are expected to be collected from customers within two years from the end of an applicable year.
SB 2408 would also permit Ameren Illinois to make certain investments in renewable generation and electric vehicle infrastructure, including an aggregate of up to $40 million for two solar generation and battery storage pilot projects in East St. Louis and Peoria, Illinois.
There can be no assurance that SB 2408 will become law. If signed by the Illinois governor, SB 2408 would become effective immediately.

This combined Form
8-K
is being filed separately by Ameren Corporation and Ameren Illinois Company (each a “registrant”). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

By:	/s/ Michael L. Moehn
Name:	Michael L. Moehn
Title:	Executive Vice President and
Chief Financial Officer

AMEREN ILLINOIS COMPANY
(Registrant)

By:	/s/ Richard J. Mark
Name:	Richard J. Mark
Title:	Chairman and President
Date: September 13, 2021